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The Board of Directors
Bigmar, Inc.:

We consent to incorporation by reference in the registration statements on Form S-3 (Nos. 333-92353, 333-640899, 333-43627) of Bigmar, Inc. of our report dated
March 30, 2000, relating to the consolidated balance sheets of Bigmar, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, cash flows, and comprehensive income (loss) for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-KSB of Bigmar, Inc.

Our report dated March 16, 2000, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and anticipates it will require additional financing in order to fund its operations during 2001, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



Columbus, Ohio
March 30, 2000